Exhibit 99.1
Press Release
BMP Sunstone Receives High Tech Status
Anticipates Tax Refund and Raises Non-GAAP Net Income Guidance for 2008
Tax Incentives Anticipated Through 2010
PLYMOUTH MEETING, Pa., Jan. 5 /PRNewswire-Asia-FirstCall/ — BMP Sunstone Corporation (Nasdaq: BJGP) (“BMP Sunstone” or the “Company”), today announced that Sunstone (Tangshan) Pharmaceutical Co., Ltd., has been granted high tech status in China’s Hebei province. High tech status is awarded by the PRC to recognize companies that consistently invest in new product development and have substantial revenues generated by their own proprietary patented or innovative products. With this designation, BMP Sunstone is entitled to receive preferential tax treatment in 2008, including a tax refund of approximately $1.0 to $1.5 million to be recognized in the fourth quarter of 2008, as well as a preferential tax rate at 15 percent in 2009 and 2010. The preferential tax rate is notably lower than the Company’s existing tax rate at 25 percent.
BMP Sunstone increased its non-GAAP net income guidance for the full year 2008 in order to account for the anticipated tax refund, and now expects non-GAAP net income to reach $6.0 to $7.0 million in 2008. This is an increase from prior full year 2008 expectations of $5.0 to $6.0 million. The Company continues to expect 2008 revenue in the range of $110 to $120 million.
David Gao, Chief Executive Officer of BMP Sunstone, stated “We are very glad to have our high tech status recognized because we’ll realize a sizeable refund this year and lower our tax rate substantially to 15 percent for each of the next two years. As always, we will continue R&D investment to expand our product offering in addition to our product acquisition efforts so that we maintain extraordinary revenue and profit growth in the long-run.”
Non-GAAP net income excludes stock based compensation, amortization related to acquisitions and other non-cash expenses.
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 50,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit http://www.bmpsunstone.com .
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements about the Company’s revenue and non-GAAP net income guidance for 2008, current and future tax refunds and rates and incentives, and the Company’s intent and ability to enhance its capabilities and realized additional opportunities. These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the biotechnology and pharmaceutical industries and the Chinese pharmaceutical market, the ability to timely manufacture and distribute the Company’s products and other risks contained in reports filed by the Company with the Securities and Exchange Commission. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
For more information, please contact:
BMP Sunstone Corporation
Fred M. Powell
Chief Financial Officer
Tel: +1-610-940-1675
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
Tel: +1-203-682-8200 (Investor Relations)
SOURCE BMP Sunstone Corporation
Web Site: http://www.bmpsunstone.com
(BJGP)